EXHIBIT 4-kk


                          [FORM OF FACE OF SECURITY]

                  Definitive Floating Rate Senior Bearer Note

BEARER                                                    BEARER No. PGFL ____

               [COMMERCIAL PAPER ISSUED IN ACCORDANCE WITH REGULATIONS MADE UNDER SECTION 4 OF THE UNITED KINGDOM BANKING ACT 1987.](1)

               [A [SHORTER TERM/LONGER TERM] DEBT SECURITY ISSUED IN ACCORDANCE WITH REGULATIONS MADE UNDER SECTION 4 OF THE UNITED KINGDOM BANKING ACT 1987.](2)

               ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE UNITED STATES INTERNAL REVENUE CODE.

               IF APPLICABLE, THE "TOTAL AMOUNT OF OID," "ORIGINAL YIELD TO MATURITY" AND "INITIAL ACCRUAL PERIOD OID" (COMPUTED UNDER THE APPROXIMATE METHOD) SET FORTH BELOW HAVE BEEN COMPLETED SOLELY FOR THE PURPOSES OF APPLYING THE FEDERAL INCOME TAX ORIGINAL ISSUE DISCOUNT ("OID") RULES.

               THIS NOTE HAS NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE SECURITIES AND EXCHANGE LAW OF JAPAN. THIS NOTE MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED HEREIN MEANS ANY PERSON RESIDENT IN JAPAN INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR THE RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO A RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE SECURITIES AND EXCHANGE LAW OF JAPAN AND OTHER RELEVANT LAWS AND REGULATIONS OF JAPAN.

               IF THIS NOTE IS DENOMINATED IN JAPANESE YEN, IT SHALL HAVE A MATURITY OF NOT LESS THAN ONE YEAR AND IT MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT IN JAPAN PRIOR TO THE DATE WHICH IS 90 DAYS AFTER THE SETTLEMENT DATE WITH RESPECT TO THIS NOTE. IF (i) INTEREST PAYMENTS ON THIS NOTE ARE DENOMINATED IN JAPANESE YEN AND PRINCIPAL PAYMENTS ARE DENOMINATED IN A CURRENCY OR CURRENCY UNIT OTHER THAN JAPANESE YEN OR (ii) PRINCIPAL PAYMENTS ON THIS NOTE ARE DENOMINATED IN JAPANESE YEN AND INTEREST PAYMENTS ARE DENOMINATED IN A CURRENCY OR CURRENCY UNIT OTHER THAN JAPANESE YEN, THIS NOTE MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN PRIOR TO THE DATE WHICH IS 180 DAYS AFTER THE SETTLEMENT DATE WITH RESPECT TO THIS NOTE.

----------
(1) Applies only if this Note is denominated in pounds sterling and matures not more than one year from and including the Original Issue Date.

(2) Applies only if this Note is denominated in pounds sterling and matures more than one year from and including the Original Issue Date.


                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.
       SENIOR DEFINITIVE MEDIUM-TERM NOTE, SERIES [D/E] (Floating Rate)
                           Floating Rate Senior Note

ORIGINAL ISSUE DATE:                       INTEREST ACCRUAL DATE:          INTEREST PAYMENT DATES:

MATURITY DATE:                             INITIAL INTEREST RATE:          INTEREST PAYMENT PERIOD:

BASE RATE:                                 INITIAL INTEREST RESET          INTEREST RESET PERIOD:
                                           DATE:

INDEX MATURITY:                            MAXIMUM INTEREST RATE:          INTEREST RESET DATES:

SPREAD (PLUS OR MINUS):                    MINIMUM INTEREST RATE:          CALCULATION AGENT:

ALTERNATE RATE EVENT                       INITIAL REDEMPTION DATE:        SPECIFIED CURRENCY:
SPREAD:

SPREAD MULTIPLIER:                         INITIAL REDEMPTION              INDEX CURRENCY:
                                           PERCENTAGE:

REPORTING SERVICE:                         ANNUAL REDEMPTION               TOTAL AMOUNT OF OID:
                                           PERCENTAGE REDUCTION:

COMMON CODE:                               OPTIONAL REPAYMENT              ORIGINAL YIELD TO
                                           DATE(S):                        MATURITY:

ISIN:                                      EXCHANGE RATE AGENT:            INITIAL ACCRUAL PERIOD OID:

DESIGNATED CMT TELERATE                                                    MINIMUM DENOMINATIONS:
PAGE:

DESIGNATED CMT MATURITY
INDEX:

OTHER PROVISIONS:

               Morgan Stanley, Dean Witter, Discover & Co., a Delaware corporation (together with its successors and assigns, the "Issuer"), for value received, hereby promises to pay to bearer, upon surrender hereof, the
principal amount of                   , on the Maturity Date specified above
(except to the extent previously redeemed or repaid) and to pay interest thereon to the bearer of the coupons, if any, appertaining hereto, from and including the Interest Accrual Date specified above at a rate per annum equal to the Initial Interest Rate specified above until and excluding the Initial Interest Reset Date specified above, and on and after at a rate per annum determined in accordance with the provisions specified on the reverse hereof until but excluding the date such principal amount is paid or duly made available for payment. The Issuer will pay interest in arrears monthly, quarterly, semiannually or annually as specified above as the Interest Payment Period on each Interest Payment Date (as specified above), commencing with the first Interest Payment Date next succeeding the Interest Accrual Date specified above, and on the Maturity Date specified above (or any redemption or repayment date); provided, however, that if the Interest Accrual Date occurs fifteen days or less prior to the first Interest Payment Date occurring after the Interest Accrual Date, interest payments will commence on the second Interest Payment Date succeeding the Interest Accrual Date; and provided, further, that if an Interest Payment Date (other than the Maturity Date or redemption or repayment date) would fall on a day that is not a Business Day, as defined on the reverse hereof, such Interest Payment Date shall be the following day that is a Business Day, except that if the Base Rate specified above is LIBOR and such next Business Day falls in the next calendar month, such Interest Payment Date shall be the immediately preceding day that is a Business Day; and provided, further, that if the Maturity Date or redemption or repayment date would fall on a day that is not a Business Day, the payment of principal, premium, if any, and interest shall be made on the next succeeding Business Day and no interest shall accrue for the period from and after such Maturity Date or redemption or repayment date.

               Interest on this Note will accrue from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the Interest Accrual Date, until but excluding the date the principal hereof has been paid or duly made available for payment (except as provided below). The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be payable only upon presentation and surrender at the office or agency of the Principal Paying Agent (this and certain other capitalized terms used herein are defined on the reverse of this Note) or at the office or agency of such other paying agents outside the United States as the Issuer may determine for that purpose (each, a "Paying Agent," which term shall include the Principal Paying Agent) of the interest coupons hereto attached as they severally mature.

               Payment of the principal of and premium, if any, on this Note, at maturity (or on any redemption or repayment date) will be made upon presentation and surrender of this Note at the office or agency of the Principal Paying Agent or at the office of any Paying Agent.

               Payment of the principal of and premium, if any, and interest on this Note will be made in the Specified Currency indicated above, except as provided on the reverse hereof. If this Note is denominated in U.S. dollars, any payment of the principal of, premium, if any, and interest on this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Such payments on this Note will be made either by a check mailed to an address outside the United States furnished by the payee or, at the option of the payee and subject to applicable laws and regulations and the procedures of the Paying Agent, by wire transfer of immediately available funds to an account maintained by the payee with a bank located outside the United States if appropriate wire transfer instructions have been received by the Paying Agent not less than 15 calendar days prior to the applicable payment date. Notwithstanding the foregoing, in the event that payment in U.S. dollars of the full amount payable on this Note at the offices of all Paying Agents would be illegal or effectively precluded as a result of exchange controls or similar restrictions, payment on this Note will be made by a paying agency in the United States, if such paying agency, under applicable law and regulations, would be able to make such payment. If this Note is denominated in a Specified Currency other than U.S. dollars, then, except as provided on the reverse hereof, payment of the principal of and premium, if any, and interest on this Note will be made in such Specified Currency either by a check drawn on a bank outside the United States or, at the option of the payee and subject to applicable laws and regulations and the procedures of the Paying Agent, by wire transfer of immediately available funds to an account maintained by the payee with a bank located outside the United States.

               Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

               Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, neither this Note nor any coupons appertaining hereto shall be entitled to any benefit under the Senior Indenture, as defined on the reverse hereof, or be valid or obligatory for any purpose.

               IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed and coupons bearing the facsimile signature of its ___________ to be annexed hereto.

DATED:                                      MORGAN STANLEY, DEAN WITTER,
                                            DISCOVER & CO.




                                            By: _____________________________
                                                Name:
                                                Title:

TRUSTEE'S CERTIFICATE
  OF AUTHENTICATION

This is one of the Notes referred
  to in the within-mentioned
  Senior Indenture.

THE CHASE MANHATTAN BANK,
  as Trustee




By: ______________________________
    Authorized Officer



                             [REVERSE OF SECURITY]

               This Note is one of a duly authorized issue of Senior Medium-Term Notes, Series [D/E], having maturities more than nine months from the date of issue (the "Notes") of the Issuer. The Notes are issuable under a Senior Indenture, dated as of April 15, 1989, as supplemented by a First Supplemental Senior Indenture dated as of May 15, 1991 and a Second Supplemental Senior Indenture dated as of April 15, 1996 between Morgan Stanley Group Inc. (as predecessor of the Issuer) and The Chase Manhattan Bank (formerly known as Chemical Bank), as Trustee (the "Trustee," which term includes any successor trustee under the Senior Indenture) as further supplemented by a Third Supplemental Senior Indenture dated as of June 1, 1997 between the Issuer and the Trustee (as so supplemented, the "Senior Indenture"), to which Senior Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities of the Issuer, the Trustee and holders of the Notes and any coupons appertaining thereto and the terms upon which the Notes are, and are to be, authenticated and delivered. The Issuer has appointed The Chase Manhattan Bank (formerly known as Chemical Bank), London Branch, as its principal paying agent for the Notes and the coupons appertaining hereto (the "Principal Paying Agent," which term includes any additional or successor Principal Paying Agent appointed by the Issuer). The terms of individual Notes may vary with respect to interest rates, interest rate formulas, issue dates, maturity dates, or otherwise, all as provided in the Senior Indenture. To the extent not inconsistent herewith, the terms of the Senior Indenture are hereby incorporated by reference herein.

               If this Note is denominated in pounds sterling, the Issuer represents that it is not an authorized institution (for purposes of the United Kingdom Banking Act 1987) nor a European authorized institution as defined by Regulation 3 of the Banking Co-ordination (Second Council Directive) Regulations 1992 and repayment of the principal of, and payment of any interest or premium on, this Note has not been guaranteed, that it has complied with its obligations under the listing rules of the London Stock Exchange Limited (the "Rules") and that, since the last publication in compliance with the Rules of information about it, it, having made all reasonable inquiries, has not become aware of any change in circumstances which could reasonably be regarded as significantly and adversely affecting its ability to meet its obligations in respect of the Notes as they fall due.

               Unless otherwise provided on the face hereof, this Note will not be subject to any sinking fund and, unless otherwise provided on the face hereof in accordance with the provisions of the following two paragraphs and except as set forth below, will not be redeemable or subject to repayment at the option of the holder prior to maturity.

               If so indicated on the face of this Note, this Note may be redeemed in whole or in part at the option of the Issuer on or after the Initial Redemption Date specified on the face hereof on the terms set forth on the face hereof, together with interest accrued and unpaid hereon to the date of redemption (except as provided below). If this Note is subject to "Annual Redemption Percentage Reduction," the Initial Redemption Percentage indicated on the face hereof will be reduced on each anniversary of the Initial Redemption Date by the Annual Redemption Percentage Reduction specified on the face hereof until the redemption price of this Note is 100% of the principal amount hereof, together with interest accrued and unpaid hereon to the date of redemption (except as provided below). Notice of redemption shall be mailed to the holders of the Notes designated for redemption who have filed their names and addresses with the Principal Paying Agent, not less than 30 nor more than 60 days prior to the date fixed for redemption, subject to all the conditions and provisions of the Senior Indenture. Notice of redemption to all other holders of Notes shall be published in the manner set forth in "Notices" as defined below, once in each of the three successive calendar weeks, the first publication to be not less than 30 nor more than 60 days prior to the date set for redemption. In the event of redemption of this Note in part only, a new Note or Notes for the amount of the unredeemed portion hereof shall be issued upon the cancellation hereof. If redeemed prior to maturity, this Note must be presented for payment together with all unmatured coupons, if any, appertaining hereto, failing which the amount of any missing unmatured coupon will be deducted from the sum due for payment; provided, however, that such deduction may be waived by the Issuer and the Principal Paying Agent if there is furnished to each of them such security or indemnity as they may require.

               The Company will not be required (i) to exchange any Bearer Note to be redeemed for a period of fifteen calendar days preceding the first publication of the relevant notice of redemption or (ii) to exchange any Bearer Note selected for redemption or surrendered for optional repayment, except that such Bearer Note may be exchanged for a Registered Note of like tenor unless indicated otherwise on the face of this Note, provided that such Registered Note shall be simultaneously surrendered for redemption or repayment, as the case may be.

               If so indicated on the face of this Note, this Note will be subject to repayment at the option of the holder on the Optional Repayment
Date or Dates specified on the face hereof on the terms set forth herein. On any Optional Repayment Date, this Note will be repayable in whole or in part in increments of $1,000 or, if this Note is denominated in a Specified Currency other than U.S. dollars, in increments of 1,000 units of such Specified Currency (provided that any remaining principal amount hereof shall not be less than the minimum authorized denomination hereof) at the option of the holder hereof at a price equal to 100% of the principal amount to be repaid, together with interest accrued and unpaid hereon to the date of repayment (except as provided below). For this Note to be repaid at the option of the holder hereof, the Principal Paying Agent must receive at its office in London, at least 15 but not more than 30 days prior to the date of repayment,
(i) this Note, together with all unmatured coupons appertaining thereto, with the form entitled "Option to Elect Repayment" below duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the National Association of Securities
Dealers, Inc. or a commercial bank or a trust company in the United States, Western Europe or Japan setting forth the name of the holder of this Note, the principal amount hereof, the certificate number of this Note or a description of this Note's tenor and terms, the principal amount hereof to be repaid, a statement that the option to elect repayment is being exercised thereby and a guarantee that this Note, together with the form entitled "Option to Elect Repayment" duly completed together with any unmatured coupons, will be received by the Principal Paying Agent not later than the fifth Business Day after the date of such telegram, telex, facsimile transmission or letter; provided, that such telegram, telex, facsimile transmission or letter shall only be effective if this Note, together with all unmatured coupons appertaining thereto, and form duly completed are received by the Principal Paying Agent by such fifth Business Day. Exercise of such repayment option by the holder hereof shall be irrevocable.

               This Note will bear interest at the rate determined in accordance with the applicable provisions below by reference to the Base Rate shown on the face hereof based on the Index Maturity, if any, shown on the face hereof (i) plus or minus the Spread, if any, or (ii) multiplied by the Spread Multiplier, if any, specified on the face hereof. Commencing with the Initial Interest Reset Date specified on the face hereof, the rate at which interest on this Note is payable shall be reset as of each Interest Reset Date (as used herein, the term "Interest Reset Date" shall include the Initial Interest Reset Date). The determination of the rate of interest at which this Note will be reset on any Interest Reset Date shall be made on the Interest Determination Date (as defined below) pertaining to such Interest Reset Date. The Interest Reset Dates will be the Interest Reset Dates specified on the face hereof; provided, however, that the interest rate in effect for the period from the Interest Accrual Date to the Initial Interest Reset Date will be the Initial Interest Rate. If any Interest Reset Date would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding day that is a Business Day, except that if the Base Rate specified on the face hereof is LIBOR and such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the next preceding Business Day.

               The Interest Determination Date pertaining to an Interest Reset Date for Notes bearing interest calculated by reference to the CD Rate, Commercial Paper Rate, Federal Funds Rate, Prime Rate and CMT Rate will be the second Business Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for Notes bearing interest calculated by reference to LIBOR shall be the second London Banking Day preceding such Interest Reset Date except that the Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note for which the Index Currency is pounds sterling will be such Interest Reset Date. As used herein, "London Banking Day" means any day on which dealings in deposits in the Index Currency (as defined herein) are transacted in the London interbank market. The Interest Determination Date pertaining to an Interest Reset Date for Notes bearing interest calculated by reference to the Treasury Rate shall be the day of the week in which such Interest Reset Date falls on which Treasury bills normally would be auctioned; provided, however, that if as a result of a legal holiday an auction is held on the Friday of the week preceding such Interest Reset Date, the related Interest Determination Date shall be such preceding Friday; and provided, further, that if an auction shall fall on any Interest Reset Date, then the Interest Reset Date shall instead be the first Business Day following the date of such auction.

               Unless otherwise specified on the face hereof, the "Calculation Date" pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity Date (or, with respect to any principal amount to be redeemed or repaid, any redemption or repayment date), as the case may be.

               Determination of CD Rate. If the Base Rate specified on the face hereof is the CD Rate, the CD Rate with respect to this Note shall be determined on each Interest Determination Date and shall be the rate on such date for negotiable certificates of deposit having the Index Maturity specified on the face hereof as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)"), under the heading "CDs (Secondary Market)," or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit of the Index Maturity specified on the face hereof as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" (the "Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 P.M., New York City time, on such Calculation Date, then the CD Rate on such Interest Determination Date will be calculated by the Calculation Agent referred to on the face hereof and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such Interest Determination Date for certificates of deposit in an amount that is representative for a single transaction at that time with a remaining maturity closest to the Index Maturity specified on the face hereof of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the "CD Rate" in effect for the applicable period will be the same as the CD Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable hereon shall be the Initial Interest Rate).

               Determination of Commercial Paper Rate. If the Base Rate specified on the face hereof is the Commercial Paper Rate, the Commercial Paper Rate with respect to this Note shall be determined on each Interest Determination Date and shall be the Money Market Yield (as defined herein) of the rate on such date for commercial paper having the Index Maturity specified on the face hereof, as such rate shall be published in H.15(519) under the heading "Commercial Paper." In the event that such rate is not published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Interest Determination Date for commercial paper of the Index Maturity specified on the face hereof as published in Composite Quotations under the heading "Commercial Paper." If by 3:00 P.M., New York City time, on such Calculation Date, such rate is not yet available in either H.15(519) or Composite Quotations, then the Commercial Paper Rate shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on such Interest Determination Date of three leading dealers in commercial paper in The City of New York selected by the Calculation Agent for commercial paper of the Index Maturity specified on the face hereof, placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as mentioned in this sentence, the "Commercial Paper Rate" in effect for the applicable period will be the same as the Commercial Paper Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable hereon shall be the Initial Interest Rate).

               "Money Market Yield" shall be the yield calculated in accordance with the following formula:

                                D x 360
      Money Market Yield = ------------------ x 100
                              360 - (D x M)

               where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the Index Maturity specified on the face hereof.

               Determination of Federal Funds Rate. If the Base Rate specified on the face hereof is the Federal Funds Rate, the Federal Funds Rate with respect to this Note shall be determined on each Interest Determination Date and shall be the rate on such date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)," or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal funds as of 11:00 A.M., New York City time, on such Interest Determination Date, arranged by three leading brokers in Federal funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the "Federal Funds Rate" in effect for the applicable period will be the same as the Federal Funds Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable hereon shall be the Initial Interest Rate).

               Determination of LIBOR. If the Base Rate specified on the face hereof is LIBOR, LIBOR with respect to this Note shall be determined on each Interest Determination Date as follows:

               (i) As of the Interest Determination Date, the Calculation Agent will determine (a) if "LIBOR Reuters" is specified as the Reporting Service on the face hereof, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the London interbank market in the Index Currency for the period of the Index Maturity specified on the face hereof, commencing on the second London Banking Day immediately following such Interest Determination Date, which appear on the Designated LIBOR Page at approximately 11:00 A.M., London time, on such Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified as the Reporting Service on the face hereof, the rate for deposits in the Index Currency for the period of the Index Maturity, each as designated on the face hereof, commencing on the second London Banking Day following such Interest Determination Date (or, if pounds sterling is the Index Currency, commencing on such Interest Determination Date), that appears on the Designated LIBOR Page at approximately 11:00 A.M., London time, on such Interest Determination Date. If fewer than two offered rates appear (if "LIBOR Reuters" is specified as the Reporting Service on the face hereof and calculation of LIBOR is based on the arithmetic mean of the offered rates) or if no rate appears (if the Reporting Service on the face hereof specifies either (x) "LIBOR Reuters" and the Designated LIBOR Page by its terms provides only for a single rate or (y) "LIBOR Telerate"), LIBOR in respect of that Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.


              (ii) With respect to an Interest Determination Date on which fewer than two offered rates appear (if "LIBOR Reuters" is specified as the Reporting Service on the face hereof and calculation of LIBOR is based on the arithmetic mean of the offered rates) or no rate appears (if the Reporting Service on the face hereof specifies either
     (x) "LIBOR Reuters" and the Designated LIBOR Page by its terms provides only for a single rate or (y) "LIBOR Telerate"), the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Issuer), to provide the Calculation Agent with its offered quotations for deposits in the Index Currency for the period of the Index Maturity specified on the face hereof, commencing on the second London Banking Day immediately following such Interest Determination Date (or, if pounds sterling is the Index Currency, commencing on such Interest Determination Date), to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such Interest Determination Date and in a principal amount equal to an amount of not less than U.S.$1 million (or the equivalent in the Index Currency if the Index Currency is not the U.S. dollar) that is representative of a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of rates quoted at approximately 11:00 A.M. (or such other time specified on the face hereof), in the applicable principal financial center for the country of the Index Currency on such Interest Determination Date, by three major banks in such principal financial center selected by the Calculation Agent (after consultation with the Issuer) on such Interest Determination Date for loans in the Index Currency to leading European banks, for the period of the Index Maturity specified on the face hereof commencing on the second London Banking Day immediately following such Interest Determination Date (or, if pounds sterling is the Index Currency, commencing on such Interest Determination Date) and in a principal amount of not less than U.S.$1 million (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative of a single transaction in such Index Currency in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting rates as mentioned in this sentence, "LIBOR" for such Interest Reset Period will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the LIBOR Notes for which LIBOR is being determined shall be the Initial Interest Rate). "Index Currency" means the currency (including composite currencies) specified as Index Currency on the face hereof. If no such currency is specified as Index Currency on the face hereof, the Index Currency shall be U.S. dollars. "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated as the Reporting Service on the face hereof, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is designated as the Reporting Service on the face hereof, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is specified as the Reporting Service on the face hereof, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate (and, if the U.S. dollar is the Index Currency, Page 3750) had been specified.

               Determination of Prime Rate. If the Base Rate specified on the face hereof is the Prime Rate, the Prime Rate with respect to this Note shall be determined on each Interest Determination Date and shall be the rate set forth in H.15(519) for such date opposite the caption "Bank Prime Loan." If such rate is not yet published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Prime Rate for such Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME 1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Interest Determination Date as quoted on the Reuters Screen USPRIME 1 Page on such Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen USPRIME 1 Page for such Interest Determination Date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the Calculation Agent from which quotations are requested. If fewer than two quotations are provided, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean on the basis of the prime rates in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S. $500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to quote such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid by the Calculation Agent are not quoting rates as set forth above, the "Prime Rate" in effect for such Interest Reset Period will be the same as the Prime Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable hereon shall be the Initial Interest Rate).

               "Reuters Screen US PRIME1 Page" means the display designated as Page "US PRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the US PRIME1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

               Determination of Treasury Rate. If the Base Rate specified on the face hereof is the Treasury Rate, the Treasury Rate with respect to this Note shall be determined on each Interest Determination Date and shall be the rate for the auction held on such date of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified on the face hereof, as published in H.15(519) under the heading "Treasury Bills--auction average (investment)," or if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate on such Interest Determination Date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity specified on the face hereof are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held on such Interest Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) calculated using the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified on the face hereof; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the "Treasury Rate" for such Interest Reset Date will be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable hereon shall be the Initial Interest Rate).

               Determination of CMT Rate. If the Base Rate specified on the face hereof is the CMT Rate, the CMT Rate with respect to this Note shall be determined on each Interest Determination Date and shall be the rate displayed for the Index Maturity specified on the face hereof on the Designated CMT Telerate Page (as defined below) under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15" under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, the rate on such Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which the related Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the Interest Determination Date with respect to the related Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each a "Reference Dealer") in The City of New York (which may include the affiliates of the Issuer or their affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent, after consultation with the Issuer, and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation(or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Notes quotations, the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent, after consultation with the Issuer, and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest not the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate for such Interest Reset Date will be the same as the CMT Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable hereon shall be the Initial Interest
Rate). If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

               "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service specified on the face hereof (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified on the face hereof, the Designated CMT Telerate Page shall be 7052, for the most recent week.

               "Designated CMT Maturity Index" shall be the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified on the face hereof with respect to which the CMT Rate will be calculated. If no such maturity is specified on the face hereof, the designated CMT Maturity Index shall be two years.

               Notwithstanding the foregoing, the interest rate hereon shall not be greater than the Maximum Interest Rate, if any, or less than the Minimum Interest Rate, if any, specified on the face hereof. The Calculation Agent shall calculate the interest rate hereon in accordance with the foregoing on or before each Calculation Date. The interest rate on this Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States Federal law of general application.

               At the request of the holder hereof, the Calculation Agent will provide to the holder hereof the interest rate hereon then in effect and, if determined, the interest rate that will become effective as of the next Interest Reset Date.

               Interest payments on this Note will include interest accrued to but excluding the Interest Payment Dates or the Maturity Date (or any earlier redemption or repayment date), as the case may be. Accrued interest hereon shall be an amount calculated by multiplying the principal amount by an accrued interest factor. Such accrued interest factor shall be computed by adding the interest factor calculated for each day in the period for which interest is being paid. Unless otherwise specified on the face hereof, the interest factor for each such date shall be computed by dividing the interest rate applicable to such day by 360 if the Base Rate is CD Rate, Commercial Paper Rate, Federal Funds Rate, Prime Rate or LIBOR, as specified on the face hereof, or by the actual number of days in the year if the Base Rate is the Treasury Rate or the CMT Rate, as specified on the face hereof. All percentages resulting from any calculation of the rate of interest on this Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (.0000001), with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation on this Note will be rounded to the nearest cent (with one-half cent rounded upward). The interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date. The interest rate applicable to any other day is the interest rate from the immediately preceding Interest Reset Date (or, if none, the Initial Interest Rate).

               This Note and the coupons appertaining hereto and all the obligations of the Issuer hereunder are direct, unsecured obligations of the Issuer and rank without preference or priority among themselves and pari passu with all other existing and future unsecured and unsubordinated indebtedness of the Issuer, subject to certain statutory exceptions in the event of liquidation upon insolvency.

               This Note is issued in definitive bearer form with coupons attached (a "Definitive Bearer Note") and, unless otherwise indicated on the face hereof, is issuable only in the minimum denominations set forth on the face hereof or any amount in excess thereof which is an integral multiple of 1,000 units of the Specified Currency set forth on the face hereof.

               This Note and the coupons appertaining hereto may be transferred by delivery. At the option of the holder of this Note, and subject to the terms of the Senior Indenture, this Note (with all unmatured coupons, and all matured coupons, if any, in default appertaining hereto) will be exchanged for two or more Definitive Bearer Notes (if this Note is issuable in more than one authorized denomination) or for a Registered Note, in each case, of any authorized denomination of like tenor and in an equal aggregate principal amount, in accordance with the provisions of the Senior Indenture, at the office of the Trustee in The City of New York (which initially has been appointed registrar and transfer agent for the Notes) or at the office of the Principal Paying Agent in London (which initially has been appointed transfer agent for the Notes), or at the office of any transfer agent designated by the Issuer for such purpose. If this Note is surrendered in exchange for a Registered Note after the close of business at any such office on any record date (whether or not a Business Day) for the payment of interest on such Registered Note and before the opening of business at such office on the relevant Interest Payment Date, this Note shall be surrendered without the coupon relating to such Interest Payment Date. All such exchanges of Notes and coupons will be free of service charge, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. None of the Issuer, the Trustee or any agent of the Issuer or the Trustee shall be required to exchange this Note for a Registered
Note if such exchange would result in adverse United States Federal income tax consequences to the Issuer under then applicable United States federal income tax laws.

               The date of any Registered Note delivered upon any exchange of this Note shall be such that no gain or loss of interest results from such exchange.

               In case this Note or any coupons appertaining thereto shall at any time become mutilated, defaced or be destroyed, lost or stolen and such Note or coupon or evidence of the loss, theft or destruction thereof (together with the indemnity hereinafter referred to and such other documents or proof as may be required in the premises) shall be delivered to the Trustee, a new Note of like tenor will be issued by the Issuer in exchange for the Note so mutilated or defaced, or in lieu of the Note so destroyed or lost or stolen, with coupons corresponding to the coupons appertaining to the Note so mutilated, defaced, destroyed, lost or stolen, or in exchange for the Note to which such mutilated, defaced, destroyed, lost or stolen coupon appertained, with coupons appertaining thereto corresponding to the coupons so mutilated, defaced, destroyed, lost or stolen, but, in the case of any destroyed or lost or stolen Note or coupon, only upon receipt of evidence satisfactory to the Trustee and the Issuer that such Note or coupon was destroyed or lost or stolen and, if required, upon receipt also of indemnity satisfactory to each of them. All expenses and reasonable charges associated with procuring such indemnity and with the preparation, authentication and delivery of a new Note and coupons shall be borne by the owner of the Note or the coupons mutilated, defaced, destroyed, lost or stolen.

               The Senior Indenture provides that, (a) if an Event of Default (as defined in the Senior Indenture) due to the default in payment of principal of, premium, if any, or interest on, any series of debt securities issued under the Senior Indenture, including the series of Senior Medium-Term Notes of which this Note forms a part, or due to the default in the performance or breach of any other covenant or warranty of the Issuer applicable to the debt securities of such series but not applicable to all outstanding debt securities issued under the Senior Indenture shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the debt securities of each affected series (voting as a single class) may then declare the principal of all debt securities of all such series and interest accrued thereon to be due and payable immediately and (b) if an Event of Default due to a default in the performance of any other of the covenants or agreements in the Senior Indenture applicable to all outstanding debt securities issued thereunder, including this Note, or due to certain events of bankruptcy, insolvency and reorganization of the Issuer, shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all debt securities issued under the Senior Indenture then outstanding (treated as one class) may declare the principal of all such debt securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal (or premium, if any) or interest on such debt securities) by the holders of a majority in principal amount of the debt securities of all affected series then outstanding.

               This Note may be redeemed, as a whole, at the option of the Issuer at any time prior to maturity, upon the giving of a notice of redemption as described below, at a redemption price equal to 100% of the principal amount hereof, together with accrued interest to the date fixed for redemption, if the Issuer determines that, as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the Original Issue Date hereof, the Issuer has or will become obligated to pay Additional Amounts (as defined below) with respect to this Note as described below. Prior to the giving of any Notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Trustee (i) a certificate stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer to so redeem have occurred, and (ii) an opinion of independent counsel satisfactory to the Trustee to such effect based on such statement of facts; provided that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts if a payment in respect of this Note were then due.

               Notice of redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the applicable redemption price will be specified in the Notice.

               If the Issuer shall determine that any payment made outside the United States by the Issuer or any Paying Agent of principal, premium or interest due in respect of this Note or any coupons appertaining thereto would, under any present or future laws or regulations of the United States, be subject to any certification, identification or other information reporting requirement of any kind, the effect of which is the disclosure to the Issuer, any Paying Agent or any governmental authority of the nationality, residence or identity of a beneficial owner of this Note or any coupons appertaining thereto who is a United States Alien (as defined below) (other than such a requirement (a) that would not be applicable to a payment made by the Issuer or any Paying Agent (i) directly to the beneficial owner or (ii) to a custodian, nominee or other agent of the beneficial owner, or (b) that can be satisfied by such custodian, nominee or other agent certifying to the effect that such beneficial owner is a United States Alien; provided that in each case referred to in clauses (a)(ii) and (b) payment by such custodian, nominee or agent to such beneficial owner is not otherwise subject to any such requirement), the Issuer shall redeem this Note, as a whole, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the date fixed for redemption, or, at the election of the Issuer if the conditions of the next succeeding paragraph are satisfied, pay the additional amounts specified in such paragraph. The Issuer shall make such determination and election as soon as practicable, shall promptly notify the Trustee thereof and shall publish prompt notice thereof (the "Determination Notice") stating the effective date of such certification, identification or other information reporting requirements, whether the Issuer will redeem this Note or has elected to pay the additional amounts specified in the next succeeding paragraph, and (if applicable) the last date by which the redemption of this Note must take place, as provided in the next succeeding sentence. If the Issuer redeems this Note, such redemption shall take place on such date, not later than one year after the publication of the Determination Notice, as the Issuer shall elect by notice to the Trustee at least 60 days prior to the date fixed for redemption. Notice of such redemption of this Note will be given to the holder of this Note not more than 60 nor less than 30 days prior to the date fixed for redemption. Such redemption notice shall include a statement as to the last date by which this Note to be redeemed may be exchanged for Registered Notes. Notwithstanding the foregoing, the Issuer shall not so redeem this Note if the Issuer shall subsequently determine, not less than 30 days prior to the date fixed for redemption, that subsequent payments would not be subject to any such certification, identification or other information reporting requirement, in which case the Issuer shall publish prompt notice of such determination and any earlier redemption notice shall be revoked and of no further effect. The right of the holder of this Note to exchange this Note for Registered Notes pursuant to the provisions of this paragraph will terminate at the close of business of the Principal Paying Agent on the fifteenth day prior to the date fixed for redemption, and no further exchanges of this Note for Registered Notes shall be permitted.

               If and so long as the certification, identification or other information reporting requirements referred to in the preceding paragraph would be fully satisfied by payment of a backup withholding tax or similar charge, the Issuer may elect by notice to the Trustee to pay as additional amounts such amounts as may be necessary so that every net payment made outside the United States following the effective date of such requirements by the Issuer or any Paying Agent of principal, premium or interest due in respect of this Note or any coupons appertaining thereto of which the beneficial owner is a United States Alien (but without any requirement that the nationality, residence or identity of such beneficial owner be disclosed to the Issuer, any Paying Agent or any governmental authority, with respect to the payment of such additional amounts), after deduction or withholding for or on account of such backup withholding tax or similar charge (other than a backup withholding tax or similar charge that (i) would not be applicable in the circumstances referred to in the second parenthetical clause of the first sentence of the preceding paragraph, or (ii) is imposed as a result of presentation of this Note or any coupons appertaining hereto for payment more than 15 days after the date on which such payment becomes due and payable or on which payment thereof is duly provided for, whichever occurs later), will not be less than the amount provided for in this Note or any coupons appertaining hereto to be then due and payable. In the event the Issuer elects to pay any additional amounts pursuant to this paragraph, the Issuer shall have the right to redeem this Note as a whole at any time pursuant to the applicable provisions of the immediately preceding paragraph and the redemption price of this Note will not be reduced for applicable withholding taxes. If the Issuer elects to pay additional amounts pursuant to this paragraph and the condition specified in the first sentence of this paragraph should no longer be satisfied, then the Issuer will redeem this Note as a whole, pursuant to the applicable provisions of the immediately preceding paragraph.

               The Issuer will, subject to certain exceptions and limitations set forth below, pay such additional amounts (the "Additional Amounts") to the holder of this Note or any coupons appertaining hereto who is a United States Alien as may be necessary in order that every net payment of the principal of and interest on this Note and any other amounts payable on this Note, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in this Note or in any such coupon appertaining hereto to be then due and payable. The Issuer will not, however, be required to make any payment of Additional Amounts to any such holder for or on account of:

               (a) any such tax, assessment or other governmental charge that would not have been so imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of such holder, if such holder is an estate, a trust, a partnership or a corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein or (ii) the presentation by the holder of this Note or any coupons appertaining hereto for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

               (b) any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

               (c) any tax, assessment or other governmental charge imposed by reason of such holder's past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation which accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization;

               (d) any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments on or in respect of this Note or any coupons appertaining hereto;

               (e) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of, or interest on, this Note, if such payment can be made without such withholding by any other Paying Agent in a city in Western Europe;

               (f) any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the holder or beneficial owner of this Note or any coupons appertaining hereto, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;

               (g) any tax, assessment or other governmental charge imposed by reason of such holder's past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock entitled to vote of the Issuer or as a direct or indirect subsidiary of the Issuer; or


               (h) any combination of items (a), (b), (c), (d), (e), (f) or
     (g);


nor shall Additional Amounts be paid with respect to any payment on this Note or any coupons appertaining thereto to a United States Alien who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of this Note or any coupons appertaining hereto.

               The Senior Indenture permits the Issuer and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of all series issued under the Senior Indenture then outstanding and affected (voting as one class), to execute supplemental indentures adding any provisions to or changing in any manner the rights of the holders of debt securities of each series or of the coupons appertaining thereto so affected; provided that the Issuer and the Trustee may not, without the consent of the holder of each outstanding debt security affected thereby,
(a) extend the final maturity of any such debt security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption or repayment thereof, or change the currency of payment thereof, or impair or affect the rights of any holder to institute suit for the payment thereof without the consent of the holder of each debt security so affected; or (b) reduce the aforesaid percentage in principal amount of debt securities the consent of the holders of which is required for any such supplemental indenture.

               Except as set forth below, if the principal of, premium, if any, or interest on, this Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the Issuer for making payments hereon due to the imposition of exchange controls or other circumstances beyond the control of the Issuer or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions within the international banking community, then the Issuer will be entitled to satisfy its obligations to the holder of this Note or any coupons appertaining hereto by making such payments in U.S. dollars on the basis of the Market Exchange Rate (as defined below) on the date of such payment or, if the Market Exchange Rate is not available on such date, as of the most recent practicable date; provided, however, that if such Specified Currency is replaced by a single European currency (expected to be named the Euro), the payment of principal of, premium, if any, or interest on any Note denominated in such currency shall be effected in the new single European currency in conformity with legally applicable measures taken pursuant to, or by virtue of, the treaty establishing the European Community (the "EC"), as amended by the treaty on European Union (as so amended, the "Treaty"). Any payment made under such circumstances in U.S. dollars where the required payment is in a Specified Currency other than U.S. dollars (or, if applicable, such new single European currency, will not constitute an Event of Default.

               If the principal of, premium, if any, or interest on, this Note is payable in ECUs, then with respect to each due date for any such payment on or after the first business day in Brussels on which the ECU ceases to be used as the unit of account of the EC and has not become a currency in its own right, replacing all or some of the currencies of the member States of the EC, the Issuer shall choose a substitute currency (the "Chosen Currency") which may be any currency which was, on the last day on which the ECU was used as the unit of account of the EC, a component currency of the ECU basket or U.S. dollars, in which all such payments due on or after that date with respect to this Note shall be made. Notice of the Chosen Currency so selected shall, where practicable, be published in the manner described in "Notices" below. The amount of each payment in such Chosen Currency shall be computed on the basis of the equivalent of the ECU in that currency, determined as described below, as of the fourth business day in Brussels prior to the date on which such payment is due.

               If the principal of, premium, if any, or interest on, this Note is payable in ECUs, then on the first business day in Brussels on which the ECU ceases to be used as the unit of account of the EC and has not become a currency in its own right, replacing all or some of the currencies of the member states of the EC, the Issuer shall choose a Chosen Currency in which all such payments with respect to this Note having a due date prior thereto but not yet presented for payment are to be made. The amount of each payment in such Chosen Currency shall be computed on the basis of the equivalent of the ECU in that currency, determined as described below, as of such first business day.

               The equivalent of the ECU in the relevant Chosen Currency as of any date (the "Day of Valuation") shall be determined on the following basis by, or on behalf of, an Exchange Rate Agent appointed by the Issuer. The amounts and components composing the ECU for this purpose (the "Components") shall be the amounts and components composing the ECU as of the last date on which the ECU was used as the unit of account of the EC. The equivalent of the ECU in the Chosen Currency shall be calculated by, first, aggregating the U.S. dollar equivalents of the Components; and then, in the case of a Chosen Currency other than U.S. dollars, using the rate used for determining the U.S. dollar equivalent of the Components in the Chosen Currency as set forth below, calculating the equivalent in the Chosen Currency of such aggregate amount in U.S. dollars.

               The U.S. dollar equivalent of each of the Components shall be determined by, or on behalf of, the Exchange Rate Agent on the basis of the middle spot delivery quotations prevailing at 2:30 P.M., Brussels time, on the Day of Valuation, as obtained by, or on behalf of, the Exchange Rate Agent from one or more major banks, as selected by the Issuer, in the country of issue of the component currency in question.

               If for any reason no direct quotations are available for a Component as of a Day of Valuation from any of the banks selected for this purpose, in computing the U.S. dollar equivalent of such Component, the Exchange Rate Agent shall (except as provided below) use the most recent direct quotations for such Component obtained by it or on its behalf; provided that such quotations were prevailing not more than two Business Days before such Day of Valuation. If such most recent quotations were so prevailing in the country of issue more than two Business Days before such Day of Valuation, the Exchange Rate Agent shall determine the U.S. dollar equivalent of such Component on the basis of cross rates derived from the middle spot delivery quotations for such component currency and for the U.S. dollar prevailing at 2:30 P.M., Brussels time, on such Day of Valuation, as obtained by, or on behalf of, the Exchange Rate Agent from one or more major banks, as selected by the Issuer, in a country other than the country of issue of such component currency. Notwithstanding the foregoing, the Exchange Rate Agent shall determine the U.S. dollar equivalent of such Component on the basis of such cross rates if the Issuer or such agent judges that the equivalent so calculated is more representative than the U.S. dollar equivalent calculated as provided in the first sentence of this paragraph. Unless otherwise specified by the Issuer, if there is more than one market for dealing in any component currency by reason of foreign exchange regulations or for any other reason, the market to be referred to in respect of such currency shall be that upon which a non-resident issuer of notes denominated in such currency would purchase such currency in order to make payments in respect of such securities.

               Payments in the Chosen Currency will be made at the specified office of a paying agent in the country of the Chosen Currency, or, if none, or at the option of the holder, at the specified office of any Paying Agent either by a check drawn on, or by transfer to an account maintained by the holder with, a bank in the principal financial center of the country of the Chosen Currency; provided that if U.S. dollars is the Chosen Currency payments shall be made in accordance with the provisions for payments in U.S. dollars on the face hereof.

               All determinations referred to above made by, or on behalf of, the Issuer or by, or on behalf of, the Exchange Rate Agent shall be at such entity's sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of this Note.

               So long as this Note or any coupons appertaining hereto shall be outstanding, the Issuer will cause to be maintained an office or agency for the payment of the principal of and premium, if any, and interest on this Note and the coupons appertaining hereto as herein provided. The Paying Agents initially designated by the Issuer are listed on the reverse of each coupon appertaining thereto. If this Note is listed on the London Stock Exchange Limited and such Exchange so requires, the Issuer shall maintain a Paying Agent in London. The Issuer may designate other agencies for the payment of said principal, premium and interest at such place or places outside the United States (subject to applicable laws and regulations) as the Issuer may decide. So long as there shall be such an agency, the Issuer shall keep the Trustee advised of the names and locations of such agencies, if any are so designated.

               With respect to moneys paid by the Issuer and held by the Trustee or any Paying Agent for payment of the principal of or interest or premium, if any, on any Notes or coupons appertaining thereto that remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable (whether at maturity or upon call for redemption or otherwise), (i) the Trustee or such Paying Agent shall notify the holders of such Notes and coupons that such moneys shall be repaid to the Issuer and any person claiming such moneys shall thereafter look only to the Issuer for payment thereof and (ii) such moneys shall be so repaid to the Issuer. Upon such repayment all liability of the Trustee or such Paying Agent with respect to such moneys shall thereupon cease, without, however, limiting in any way any obligation that the Issuer may have to pay the principal of or interest or premium, if any, on this Note as the same shall become due.

               No provision of this Note or any coupons appertaining hereto or of the Senior Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the time, place, and rate, and in the coin or currency, herein prescribed unless otherwise agreed between the Issuer and the holder of this Note or any coupons appertaining hereto.

               The Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the holder of this Note or any coupons appertaining hereto as the absolute owner thereof for all purposes, whether or not this Note or such coupon be overdue, and none of the Issuer, the Trustee or any such agent shall be affected by notice to the contrary.

               No recourse shall be had for the payment of the principal of, premium, if any, or the interest on this Note for any claim based hereon or on any coupon appertaining hereto, or otherwise in respect hereof, or based on or in respect of the Senior Indenture or any indenture supplemental thereto, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

               This Note and the coupons appertaining hereto shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.

               As used herein:

               (a) the term "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York or in the City of London and (i) if this Note bears interest calculated by reference to LIBOR, that is also a London Banking Day, (ii) if this Note is denominated in a Specified Currency other than U.S. dollars, Australian dollars or ECUs, in the principal financial center of the country of the Specified Currency, (iii) if this Note is denominated in Australian dollars, in Sydney and (iv) if this Note is denominated in ECUs, that is not a non-ECU clearing day, as determined by the ECU Banking Association in Paris.

               (b) the term "Market Exchange Rate" means the noon U.S. dollar buying rate in The City of New York for wire transfers of the Specified Currency indicated on the face hereof as certified for customs purposes by the Federal Reserve Bank of New York;

               (c) the term "Notices" refers to notices to the holders of the Notes and any coupons appertaining thereto to be given by publication in an authorized newspaper in the English language and of general circulation in the Borough of Manhattan, The City of New York, and London or, if publication in London is not practical, in an English language newspaper with general circulation in Western Europe. Such publication is expected to be made in The Wall Street Journal and the Financial Times. Such Notices will be deemed to have been given on the date of such publication, or if published in such newspapers on different dates, on the date of the first such publication;

               (d) the term "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction; and

               (e) the term "United States Alien" means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership, one or more of the members of which is a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust.

               All other terms used in this Note or the coupons appertaining hereto which are defined in the Senior Indenture and not otherwise defined herein shall have the meanings assigned to them in the Senior Indenture.


                           OPTION TO ELECT REPAYMENT

               The undersigned hereby irrevocably requests and instructs the Issuer to repay the within Note (or portion thereof specified below) pursuant to its terms at a price equal to the principal amount thereof, together with interest to the Optional Repayment Date, to the undersigned at

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        (Please print or typewrite name and address of the undersigned)


               If less than the entire principal amount of the within Note is to be repaid, specify the portion thereof which the holder elects to have
repaid:                        ; and specify the denomination or denominations
(which shall not be less than the minimum authorized denomination) of the Notes to be issued to the holder for the portion of the within Note not being repaid (in the absence of any such specification, one such Note will be issued for
the portion not being repaid):                        .



Dated:___________________________________  ___________________________________